UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2011

ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Tower Parkway Lincolnshire, IL 60069		60069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 541-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of ACCO Brands Corporation (the “Company”) approved certain actions with respect to the compensation of its named executive officers (including those executive officers expected to be identified as named executive officers in the Company’s proxy statement for its 2011 annual meeting).  All actions with respect to the Company’s Chairman and Chief Executive Officer, Robert J. Keller, were approved by the Board of Directors on February 24, 2011.

2011 Annual Incentive Awards and Performance Targets.   For 2011, the Compensation Committee approved awards and performance targets under the Company’s 2011 annual incentive plan (the “2011 AIP”).  Under the 2011 AIP, named executive officers will be eligible for cash awards upon the achievement of performance goals based on certain 2011 adjusted EBITDA targets established for the Company.  For 2011, a target bonus of 105% of base salary was set for Mr. Keller, and target bonuses ranging from 65% to 80% of base salary were set for the other named executive officers.  Each named executive officer will have the opportunity to earn 50% of target bonus if the Company achieves a minimum threshold adjusted EBITDA and up to 200% of target bonus if and depending upon the extent to which the Company exceeds target adjusted EBITDA.

2011 Performance Metrics under the 2010-2012 Long-term Incentive Awards.  The Committee approved 2011 performance targets under the 2010-2012 long-term incentive awards granted in February 2010.  As previously approved, each calendar year of the three-year performance period has specific annual performance metrics and targets that are determined annually by the Committee.  Participants have an opportunity in each year of the performance period to earn from 50% to 150% of one-third of the value of the long-term incentive award based upon the level of achievement within a range of threshold to maximum performance targets.  For 2011, 41% of the grant value of the long-term incentive award is comprised of performance share units (“PSUs”) and 59% is comprised of a cash-based award.  For 2011, the award opportunity under the PSU component will be based on the achievement of a free cash flow target and the award opportunity under the cash-based component will be based on the achievement of a revenue growth target.  The Company also must achieve a threshold adjusted EBITDA target in 2011 before the cash-based award opportunity for 2011 can be realized.  Actual payout of any achieved annual portion of the long-term incentive award is deferred until the completion of the three-year performance period (unless accelerated pursuant to the terms of the incentive plan) and is subject to approval by the Committee.

Base Salary Adjustments.  The Committee approved a base salary increase for Neal V. Fenwick, Executive Vice President and Chief Financial Officer, from $435,750 per year to $450,000 per year, and the Committee and the Board of Directors approved a base salary increase for Mr. Keller from $756,000 to $786,000, in each case effective as of April 4, 2011.

Retention Award.  The Committee has good reason to believe that the market for executive talent has become more competitive and has substantially increased the risk that executives of Mr. Keller’s caliber and experience will be actively recruited by other companies. To address this retention risk and to provide a significant incentive for Mr. Keller to remain with the Company through at least 2014 in a manner that the Committee believes further aligns Mr. Keller’s interests with that of the Company’s shareholders, the Committee and the Board of Directors approved a grant of 500,000 restricted stock units (“RSUs”) to Mr. Keller under the Company’s incentive plan.

The RSUs cliff-vest in full on January 2, 2015 provided that Mr. Keller has been continuously employed by the Company through such date.  If Mr. Keller’s employment with the Company terminates prior to January 2, 2015 for any reason (other than with respect to his death or disability), his RSUs will be forfeited immediately, unless otherwise determined by the Board of Directors.  The RSUs are subject to 100% vesting upon death, disability or a change in control while Mr. Keller remains employed by the Company.

The RSUs may be settled in cash to the extent shares of the Company’s common stock are not available to settle the award.  Pursuant to the terms of the award, Mr. Keller will be subject to a 24-month prohibition on solicitation of Company employees and an 18-month prohibition on competition or interference with the Company’s customer relationships after his employment with the Company ends.

The foregoing summary of the principal terms of Mr. Keller’s RSU award is qualified in its entirety by reference to the restricted stock unit award agreement between Mr. Keller and the Company, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Adoption of Clawback Policy.  The Committee approved a “clawback” policy, applicable to all executive officers, that provides for the recovery of incentive compensation under certain circumstances .  As approved, the policy’s triggers and reimbursement requirements are generally consistent with Section 304 of the Sarbanes-Oxley Act of 2002.  The Committee intends to revisit and revise the policy as necessary following publication of final SEC rules implementing the clawback requirements of the Dodd-Frank Act.

Section 9—Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1—Amended and Restated 2005 Incentive Plan Restricted Stock Award Agreement, effective as of February 24, 2011, between Robert J. Keller and ACCO Brands Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: February 25, 2011	By:	/s/Steven Rubin
Name: Steven Rubin
Title: Senior Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit
10.1	Amended and Restated 2005 Incentive Plan Restricted Stock Award Agreement, effective as of February 24, 2011, between Robert J. Keller and ACCO Brands Corporation.